Exhibit 99.1
WABASH NATIONAL CORPORATION RENEWS STOCKHOLDER RIGHTS PLAN
LAFAYETTE, IN — Dec 9, 2005 — Wabash National Corporation (NYSE:WNC) today announced that its Board of Directors has approved the renewal of its Stockholder Rights Plan through the adoption of a new Rights Agreement. The new Rights Agreement will have substantially the same terms and conditions as the existing Rights Agreement and is to become effective on December 28, 2005, which is the date that Wabash’s existing Rights Agreement is set to expire. The new Rights Agreement was adopted in connection with the expiration of the existing Rights Agreement and was not adopted in response to any specific effort to acquire control of Wabash. All rights under the existing Rights Agreement will be cancelled upon its expiration.
“We are committed to enhancing and preserving long-term shareholder value,” said John Hackett, Chairman of the Board of Directors. “We believe that renewing the Stockholder Rights Plan provides our Board of Directors with the means necessary to effectively evaluate and negotiate alternatives to any coercive takeover attempts and is in the best interests of all Wabash shareholders.”
In connection with the adoption of the new Rights Agreement, the Board of Directors declared a dividend distribution of one Right for each outstanding share of Wabash common stock, payable to stockholders of record at the close of business on January 8, 2006. Initially, the Rights will be represented by Wabash’s common stock certificates, will not be traded separately from the common stock and will not be exercisable; however, among other things, in the event that any person acquires beneficial ownership of 20% or more of the outstanding shares of Wabash’s common stock, each holder of a Right, other than the acquirer, would be entitled to receive, upon payment of the purchase price, which is initially set at $120 per Right, a number of shares of Wabash common stock having a value equal to two times such purchase price. The Rights are expected expire on December 28, 2015 unless earlier redeemed or exchanged in accordance with the terms of the new Rights Agreement.
The foregoing description of the new Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the new Rights Agreement, which will be filed with the Securities and Exchange Commission shortly following its effectiveness.
Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash® brand name. The Company is one of the world’s largest manufacturers of truck trailers and a leading manufacturer of composite trailers. The Company’s wholly owned subsidiary, Wabash National Trailer Centers, is one of the leading retail distributors of new and used trailers and aftermarket parts throughout the U.S. and Canada.
This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, shortages and costs of raw materials, continued improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its stockholders and periodic reports on Forms 10-K and 10-Q.